EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of October 1, 2002, by and between SOUTHWEST ROYALTIES, INC., a Delaware corporation (the “Company”), and H. H. WOMMACK, III, a resident of Midland, Texas (the “Executive”).

WHEREAS, the Company desires to employ the Executive to perform the duties of Chairman, President and Chief Executive Officer of the Company, as applicable and as such duties may be designated by the Board of Directors (the “Board”) from time to time;

WHEREAS, the Executive desires to be employed by the Company to perform such duties upon the following terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1.    Definitions.    For purposes of this Agreement, the following definitions apply:

(a)    “Cause” shall mean:

(i)    willful or gross misfeasance or nonfeasance of duty by the Executive that is intended to injure or has the effect of materially injuring the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees;

(ii)    a material violation or breach by the Executive of any term of this Agreement;

(iii)    conviction of, or a guilty plea (including a plea of nolo contendere) by, the Executive of any felony or any crime involving moral turpitude which reflects unfavorably upon the Company or any of its subsidiaries.

(b)    “Good Reason” shall mean any of the following, when occurring without Executive’s express written consent:

(i)    a substantial and material alteration in the nature or status of the Executive’s responsibilities, duties or title;

(ii)    a failure by the Company to continue in effect any employee benefit plan in which the Executive was participating, or the taking of any action by the Company that would adversely and materially affect the Executive’s participation in, or materially reduce the Executive’s benefits under, any such employee benefit plan, unless such failure or such taking of any action as set forth in this subparagraph (ii) adversely affects the senior members of corporate management of the Company generally or the Company provides to the Executive substantially similar benefits under a different benefit plan;

(iii)    a material reduction in or diminution in value of Fringe Benefits (as defined below) unless such reduction or diminution in value adversely affects the senior members of corporate management of the Company generally;

(iv)    any breach by the Company of any provision of this Agreement;

(v)    any failure by the Company to obtain the assumption and performance of this Agreement by any successor or assign of the Company;

(vi)    the Board adopts by a majority vote a resolution declaring that a merger, consolidation, reorganization, recapitalization or similar transaction, or a sale of substantially all of the assets of the Company, constitutes a change of control of the Company; or

(vii)    a relocation of the Company’s principal offices to a site with a distance in excess of fifty (50) miles from the Company’s current principal offices located at 407 North Big Spring, Midland, Texas (“Midland Office”), or a requirement by the Company that the Executive relocate to a site with a distance in excess of fifty (50) miles from the Company’s Midland Office; except that the Executive will travel on Company business as reasonably required by his position and duties, as defined by the Board.

(c)    “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis a total of 6 months in any 12-month period, during which time this Agreement is in effect, as a result of total and permanent incapacity due to mental or physical impairment. The determination of whether an incapacity is total and permanent shall be made by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. In no event should any provision of this Agreement be construed as inconsistent with the Americans with Disabilities Act or similar federal, state, or local law. Nothing in this Agreement relieves the Company from any obligations that it may have to comply with such laws. Furthermore, nothing in this Agreement changes the terms of any disability insurance plan.

(d)    “Termination Date” shall mean:

(i)    the effective date of a notice of termination, issued pursuant to Section 16 below, or any later date specified in the notice of termination, if the Executive’s employment is terminated by the Company for any reason other than death;

(ii)    the last day of the calendar month during which Executive’s death occurs if the Executive’s employment is terminated by reason of his death;

(iii)    the date specified in the Executive’s notice of intent in accordance with Section 8 below and issued pursuant to Section 16 below, if the Executive voluntarily terminates his employment for whatever reason.

2.    Compensation.    During the term of this Agreement, the Executive shall be compensated as follows:

(a)    The Company shall employ the Executive as its Chairman, President and Chief Executive Officer (or as an executive officer with duties commensurate with those of that position, at a gross salary of $350,000 per annum (“Base Salary”) payable in accordance with the customary practices of the Company, plus such salary increases and bonuses as are approved by the Board or any Compensation Committee of the Board. (References to “Board” in this Section 2 shall include the Board of Directors or any Compensation Committee of the Board, whichever shall have taken action in the relevant circumstances.)

(b)    The Executive shall be eligible for an annual cash bonus based on criteria established by the Board, in addition to the Base Salary. The Board shall determine the criteria for any annual cash bonus for a fiscal year prior to, or as soon as reasonably practical after, the beginning of such fiscal year. The Executive shall not be entitled to an annual cash bonus for any year in which he was not employed by the Company for the full fiscal year unless this Agreement expressly provides otherwise.

(c)    The Executive shall receive, subject to the applicable plan, contract, policy or agreement terms, fringe benefits that are made available to all executive level employees of the Company including, but not limited to, a vehicle allowance, a mobile or cell telephone, and club dues (“Fringe Benefits”), and such other payments or allowances as the Board may make available to the Executive. Without prejudice to the Executive’s rights under this Agreement, the Company reserves the right:

(i)    to modify the terms of any Fringe Benefits plan, contract, policy or agreement in which the Executive participates, and

(ii)    to make reasonable changes in Fringe Benefits at the direction of the Board.

3.    Duties.    The Executive shall, during the term of his employment under this Agreement:

(a)    devote his full normal working time, energies and attention to the duties of his employment, as they may be established from time to time by the Board, consistently with the position and office occupied by the Executive;

(b)    comply with all reasonable rules, regulations and administrative directions now or hereafter established by the Company; and

(c)    be reimbursed by the Company within a reasonable time for all reasonable and necessary business expenses incurred by him in the performance of his duties under this Agreement; provided that the Executive shall render to the Company such accounts and vouchers covering expenditures as the Company reasonably requires and as are necessary for tax purposes, and shall follow normal policies of the Company regarding expenses.

4.    Term.    This Agreement shall be effective as of October 1, 2002 and shall terminate on September 30, 2005, unless terminated earlier as provided under Sections 5, 6, 7, or 8 below; provided, however, that this Agreement shall be automatically renewed for successive one (1) year periods beginning after September 30, 2005 unless the Executive or the Company notifies the other in writing within 90 days prior to the Termination Date of the Agreement of the party’s intent not to renew this Agreement, in which event this Agreement shall terminate on September 30 of such year.

5.    Termination by the Company Without Cause or by the Executive for Good Reason; Benefits.    If the Company terminates the Executive without Cause, and such termination is not due to Disability, or death, or if the Executive terminates his employment for Good Reason in accordance with the terms of this Agreement, this Agreement shall terminate and the Executive shall be entitled to the following severance benefits:

(a)    continued Base Salary for thirty-six (36) months after the Termination Date at the rate in effect immediately prior to the Termination Date, to be paid according to the customary practice of the Company, or if so elected by the Executive, paid in a lump sum within sixty (60) days after the Executive’s election;

(b)    any bonus for which the Executive is eligible in the fiscal year during which the Termination Date occurs and for the following year. The bonus for the following year shall be in such amount as would be payable to the Executive had he been employed for that full fiscal year, but in no event shall such bonus be less than the bonus paid in the fiscal year in which the Termination Date occurred. Such bonus shall be paid in the same manner as elected by the Executive in (a) above;

(c)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits accrued by the Executive as of the Termination Date required to be paid or provided or which the Executive is eligible to receive as Fringe Benefits under any benefit plan, contract, policy or agreement of the Company and its affiliated companies and shall continue to pay for and provide such Fringe Benefits for thirty-six (36) months after the Termination Date;

(d)    if the Executive receives any payments under this Agreement which are subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed under federal, state or local law (collectively, “Excise Taxes”), the Company shall pay to the Executive, on or before the date upon which the Executive is required to pay such Excise Taxes: (i) an amount equal to all Excise Taxes then due and payable, and (ii) the amount necessary to defray the Executive’s increased federal, state and local income tax liability arising from payment of the amount specified in subsections (a), (b) and (c) of this Section 5. For purposes of calculating the amount payable to the Executive under this Subsection (d), the federal, state, and local income tax rates used shall be the highest marginal federal, state, and local rates applicable to ordinary income in the Executive’s state of residence, taking into account any federal income tax deductions or credits available to the Executive for federal, state or local income taxes. The Company shall cause its independent auditors to calculate such amount and provide the Executive a copy of such calculation at least ten (10) days prior to the date specified above for payment of such amount; and

(e)    all premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for so long as Executive is eligible for such coverage. To the extent that COBRA coverage expires before the end of the 36-month period following the Termination Date, the Company shall reimburse the Executive for premiums that he pays for comparable health insurance coverage over the remainder of the 36-month period; provided, however, that the Company shall not be obligated to pay for such premiums if the Executive is eligible for coverage under Medicare or Medicaid or a group plan in which his spouse or other family member participates and the Executive is not required to pay an additional premium for such group coverage;

(f)    all accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Termination Date.

The Executive shall be free to accept other employment during the period in which he is receiving benefits under this Section, and the Company shall not offset any benefits to which Executive is entitled under this Section 5 by any compensation or benefits Executive receives through other employment.

6.    Termination in Event of Death; Benefits.    If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligation of the Company to the Executive’s legal representatives under this Agreement other than for payment of all accrued compensation, unreimbursed expenses and the timely payment or provision of Fringe Benefits through the Termination Date, subject to the terms of the Fringe Benefits plan or policy. Such amounts shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Termination Date.

7.    Termination in Event of Disability; Benefits.    If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than for payment of all compensation, unreimbursed expenses and the timely payment or provision of Fringe Benefits accrued as of the Termination Date, subject to the terms of the Fringe Benefit plan, contract, policy or agreement. Such amounts shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Termination Date.

8.    Voluntary Termination by Executive and Termination for Cause; Benefits.    The Executive may terminate his employment with the Company for whatever reason, including Good Reason, by giving notice of his intent in accordance with Section 16, below, and stating an effective date of termination at least sixty (60) days after the date of such notice; provided, however, that the Company may accelerate such effective date without liability to the Executive. The Company may terminate the Executive’s employment with Cause in accordance with the terms of this Agreement. Upon Voluntary Termination by the Executive or upon Termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to the Executive all accrued compensation, unreimbursed expenses and Fringe Benefits accrued through the Termination Date, subject to the terms of the Fringe Benefit plan, contract, policy or agreement. Such amounts shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Termination Date.

9.    Opportunity to Cure.    Before the Executive may terminate this Agreement for “Good Reason” under Section 1(a)(i)-(iv), the Executive must provide written notice in accordance with Section 16 of the reason for the intended termination and provide the Company with 30 days from the date of the notice to address the alleged reason for termination. Similarly, before the Company may terminate this Agreement for “Cause” under Section 1(a), the Company must provide written notice in accordance with Section 16 of the reason for the intended termination and provide the Executive with 30 days from the date of the notice to address the alleged reason for the termination.

10.    Confidentiality.    The Executive acknowledges that the Company has trade secrets and confidential information and that as an executive level officer he will have access to all such trade secrets and confidential information. The Executive further acknowledges that the performance of duties for another company might conflict with the Executive’s duty not to use or divulge such trade secrets and confidential information. The Executive agrees that at no time will he, directly or indirectly, or in any manner, misuse or divulge to any person any confidential information or trade secrets of the Company.

The Executive agrees and acknowledges that a breach of the covenant contained in this Section will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of such breach by the Executive. Therefore, the Executive further agrees that in the event of any violation or threatened violation of such covenant, the Company shall be entitled as a matter of course to injunctive relief, including, but not limited to, a preliminary or permanent injunction or a temporary restraining order of any court of competent jurisdiction restraining such violation or threatened violation by the Executive. Such right to injunctive relief shall be cumulative and in addition to whatever other remedies the Company may have.

This Section 10 shall survive the termination of this Agreement.

11.    Integration.    This Agreement shall constitute the entire Agreement governing the employment of the Executive by the Company and supersedes any prior agreement between the parties with respect to the subject matter contained herein. This Agreement shall be governed by the laws of Delaware, excluding laws on choice of law. Any litigation arising out of or relating to this Agreement shall only be brought and heard in the federal or state courts located in Midland, Texas, and no transfer of venue outside such area shall be permitted.

12.    Unenforceability.    If any section, subsection, paragraph or subparagraph of this Agreement, or any part thereof, shall be unenforceable under any applicable law, notwithstanding such unenforceability, the remainder of this Agreement shall remain in full force and effect.

13.    Assignment.    This Agreement is personal to the Executive and shall not be assignable by the Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s legal representatives. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

14.    Attorneys’ Fees.    In the event of any legal proceeding, including, but not limited to, arbitration, to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

15.    Survival.    In addition to terms specifically identified in this Agreement as surviving its termination, terms which by their common usage or meaning are to survive termination of the Agreement shall also survive.

16.    Notice.    All notices required or permitted under this Agreement shall be put in writing and sent to the Executive’s address of residence last provided to the Company, and to the business address of the Company current at the time the notice is sent. Notices sent by first class U.S. mail shall be effective three (3) days after the postmark date. Notices sent by other means shall be effective upon actual delivery to the above-described address.

17.    Withholdings.    The Company may withhold from any amounts payable under the Agreement, the amounts of any federal, state, local or foreign taxes, as shall be required under any applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SOUTHWEST ROYALTIES, INC.

By:	/s/ H.H. WOMMACK, III
H. H. Wommack, III, President

/s/ H.H. WOMMACK, III
H. H. Wommack, III